As filed with the Securities and Exchange Commission on January 11, 2005

Registration Nos. 333-119517/119519

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-4/ F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Banknorth Delaware Inc.

The Toronto-Dominion Bank
(Exact name of each registrant as specified in its charter)

DELAWARE CANADA	6022 6029	Applied for 13-5640479
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 9540, Two Portland Square, Portland, ME 04112-9540, (207) 761-8500

Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2, (416) 982-8222
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Carol Mitchell, Esq. Banknorth Group, Inc. P.O. Box 9540 Two Portland Square Portland, ME 04112-9540 (207) 761-8500	Brendan O’Halloran The Toronto-Dominion Bank, New York Branch 31 West 52nd Street New York, NY 10019-6101 (212) 827-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerard L. Hawkins, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, DC 20005 (202) 347-0300	Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Christopher A. Montague, Esq. The Toronto-Dominion Bank Toronto-Dominion Centre Toronto, Ontario M5K 1A2 (416) 982-8222	Lee A. Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 4 to the registration statement on Form S-4/ F-4 of Banknorth Delaware Inc. and The Toronto-Dominion Bank is being filed for the purpose of filing revised exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Banknorth Delaware. Pursuant to the DGCL, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, shareholders’ vote, agreement or otherwise.

      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Banknorth has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of Banknorth may, in such capacities, incur, and Banknorth Delaware expects to assume those policies as the successor corporation to Banknorth in the migratory merger.

      Banknorth Delaware’s current certificate of incorporation provides, and Banknorth Delaware’s certificate of incorporation that will become effective upon completion of the mergers will provide, that directors will not be personally liable for monetary damages for reach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Banknorth Delaware or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unauthorized distribution by a corporation), or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended in the future to authorize, with the approval of a corporation’s shareholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of Banknorth Delaware will not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of these provisions by the shareholders of Banknorth Delaware will not adversely affect any right or protection of a director of Banknorth Delaware existing at the time of such repeal or modification.

      Banknorth Delaware’s current by-laws provide, and Banknorth Delaware’s by-laws that will become effective upon completion of the mergers will provide,

•	that Banknorth Delaware shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Banknorth Delaware, or while a director or officer of Banknorth Delaware is or was serving at the request of Banknorth Delaware as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent provided by the DGCL, provided that Banknorth Delaware shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action or proceeding seeking indemnification from Banknorth Delaware under its by-laws.

•	that Banknorth Delaware shall pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Banknorth Delaware of a written undertaking by or on behalf of the indemnified person to repay such amount if the indemnified person is ultimately determined not to have acted in the manner required under the DGCL in order to permit indemnification.

      The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and by-laws of Banknorth Delaware.

      TD. Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, except in respect of an action by or on behalf of the bank to procure a judgment in its favor, the bank may indemnify a director or officer, a former director or officer or a person who acts or acted at the bank’s request as a director or officer of an entity of which the bank is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the bank or the entity, if:

(1) that person acted honestly and in good faith with a view to the best interests of the bank; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

      These individuals are entitled to an indemnity from the bank if the person was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the bank or entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

      TD’s by-laws provide that subject to the limitations contained in the Bank Act of Canada, but without limit to the right of TD to indemnify any person under the Bank Act of Canada or otherwise, TD will indemnify a director or officer or a former director or officer, or a person who acts or acted at TD’s request as a director or officer of a body corporate of which TD is or was a shareholder or creditor, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of TD or such body corporate if: (i) such person acted honestly and in good faith with a view to the best interests of TD; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TD pursuant to the foregoing provisions, TD has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the United States.

      TD maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of TD and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number			Description of Document

2.1		—	Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, among The Toronto-Dominion Bank, Berlin Merger Co., Banknorth Group, Inc. and Banknorth Delaware Inc. (included as Appendix A of the proxy statement/ prospectus included in this Registration Statement)

3.1		—	Certificate of Incorporation of Banknorth Delaware Inc. (incorporated by reference to Exhibit A to Exhibit 2.1 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

3	.2*	—	Certificate of Amendment of Certificate of Incorporation of Banknorth Delaware Inc.

3.3		—	By-laws of Banknorth Delaware Inc. (incorporated by reference to Exhibit B to Exhibit 2.1 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

3.4		—	Form of Amended Certificate of Incorporation of Banknorth Delaware Inc. following completion of the mergers (included as Appendix B of the proxy statement/ prospectus included in this Registration Statement)

3.5		—	Form of Amended By-laws of Banknorth Delaware Inc. following completion of the mergers (included as Appendix C of the proxy statement/ prospectus included in this Registration Statement)

3	.6*	—	By-laws of The Toronto-Dominion Bank

4	.1*	—	Form of certificate of common stock of TD Banknorth Inc.

4	.2*	—	Form of common share certificate of The Toronto-Dominion Bank

4.3		—	Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among The Toronto-Dominion Bank, Banknorth Group, Inc. and Banknorth Delaware Inc. (included as Appendix D of the proxy statement/ prospectus included in this Registration Statement)

4.4		—	Amended and Restated Rights Agreement, dated as of July 25, 2000, between Banknorth Group, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to the Form 8-A/ A filed by Banknorth Group, Inc. with the SEC on July 28, 2000)

4.5		—	Amendment No. 1, dated as of August 25, 2004, to the Amended and Restated Rights Agreement, dated as of July 25, 2000, between Banknorth Group, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

Exhibit
Number			Description of Document

5	.1*	—	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the validity of the shares of common stock of Banknorth Delaware Inc. being registered

5.2		—	Opinion of Osler, Hoskin & Harcourt LLP as to the validity of the common shares of The Toronto-Dominion Bank being registered

8	.1*	—	Opinion of Simpson Thacher & Bartlett LLP as to certain United States federal income tax matters

8	.2*	—	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to certain United States federal income tax matters

8.3		—	Opinion of Osler, Hoskin & Harcourt LLP as to certain Canadian income tax matters

10.1		—	Employment Agreement by and among Banknorth Group, Inc., The Toronto-Dominion Bank and William J. Ryan, dated as of August 25, 2004 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

10.2		—	Employment Agreement between Banknorth Group, Inc. and Peter J. Verrill, dated as of August 25, 2004 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

10.3		—	Form of Retention Agreement, dated August 25, 2004, entered into between Banknorth Group, Inc. and the following executive officers: David J. Ott, Andrew W. Greene, Wendy Suehrstedt, Stephen J. Boyle, John W. Fridlington and Carol L. Mitchell (incorporated by reference to Exhibit 11.4 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

23.1		—	Consent of Elias, Matz, Tiernan & Herrick L.L.P., counsel to Banknorth Delaware Inc. (included as part of its opinion filed as Exhibit 5.1 and Exhibit 8.2 hereto)

23.2		—	Consent of Simpson Thacher & Bartlett LLP, U.S. counsel to The Toronto-Dominion Bank (included as part of its opinion filed as Exhibit 8.1 hereto)

23.3		—	Consent of Osler, Hoskin & Harcourt LLP, Canadian counsel to The Toronto-Dominion Bank (included as part of its opinion filed as Exhibit 5.2 and Exhibit 8.3 hereto)

23	.5*	—	Consent of KPMG LLP

23	.6*	—	Joint consent of PricewaterhouseCoopers LLP and Ernst & Young LLP

24	.1*	—	Powers of Attorney of the directors and certain officers of Banknorth Delaware Inc.

24	.2*	—	Powers of Attorney of certain directors and officers of The Toronto-Dominion Bank

99	.1*	—	Form of proxy for the Banknorth Group, Inc. special meeting

99	.2*	—	Additional solicitation materials to be provided to participants in Banknorth Group, Inc.’s 401(k) plan and the Employee Stock Ownership Plan of Cape Cod Bank and Trust Company

99	.3*	—	Consent of Lehman Brothers Inc.

99	.4*	—	Consent of Keefe, Bruyette & Woods, Inc.

*	Previously filed

(b)	Financial Statement Schedules

      Financial statement schedules have been omitted because they are inapplicable or not required under the rules of Regulation S-X.

Item 22.	Undertakings

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrants undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

      (d) The registrants undertake that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) in the case of The Toronto-Dominion Bank, to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Banknorth Delaware Inc. or The Toronto-Dominion Bank pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF BANKNORTH DELAWARE INC.

      Pursuant to the requirements of the Securities Act of 1933, as amended, Banknorth Delaware Inc. has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Maine, on January 11, 2005.

BANKNORTH DELAWARE INC.

By:	/s/ WILLIAM J. RYAN

Name: William J. Ryan

Title:	Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 has been signed by the following persons in the capacities indicated on January 11, 2005.

Signature	Title

* Gary G. Bahre	Director

* Stephen J. Boyle	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

* Robert G. Clarke	Director

* P. Kevin Condron	Director

John Otis Drew	Director

* Colleen A. Khoury	Director

* Dana S. Levenson	Director

Steven T. Martin	Director

John M. Naughton	Director

* Malcolm W. Philbrook, Jr.	Director

Signature		Title

* Angelo P. Pizzagalli		Director

* Irving E. Rogers, III		Director

/s/ WILLIAM J. RYAN William J. Ryan		Chairman, President and Chief Executive Officer (principal executive officer)

* Curtis M. Scribner		Director

* Gerry S. Weidema		Director

*By:	/s/ WILLIAM J. RYAN William J. Ryan, Attorney-in-Fact

SIGNATURES OF TD

      Pursuant to the requirements of the Securities Act of 1933, as amended, The Toronto-Dominion Bank has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on January 11, 2005.

THE TORONTO-DOMINION BANK

By:	/s/ CHRISTOPHER A. MONTAGUE

Name: Christopher A. Montague

Title:	Executive Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 has been signed by the following persons in the capacities indicated on January 11, 2005.

Signature	Title

* William E. Bennett	Director

John L. Bragg	Director

* Hugh J. Bolton	Director

* W. Edmund Clark	Director, President and Chief Executive Officer (principal executive officer)

* Marshall A. Cohen	Director

* Wendy K. Dobson	Director

* Darren Entwistle	Director

* Donna M. Hayes	Director

* Henry H. Ketcham	Director

* Pierre H. Lessard	Director

/s/ DAMIAN MCNAMEE Damian McNamee	Senior Vice President and Chief Accountant (principal accounting officer)

* Brian F. MacNeill	Director

Signature		Title

/s/ DANIEL A. MARINANGELI Daniel A. Marinangeli		Executive Vice President and Chief Financial Officer (principal financial officer)

Harold H. McKay		Director

* Roger Phillips		Director

* Wilbur J. Prezzano		Director

* Helen K. Sinclair		Director

* Donald R. Sobey		Director

* Michael D. Sopko		Director

* John M. Thompson		Director and Chairman

*By:	/s/ CHRISTOPHER A. MONTAGUE Attorney-in-Fact

Authorized Representative in the United States:

By:	/s/ BRENDAN O’HALLORAN

Name: Brendan O’Halloran
Title: Senior Vice President

EXHIBIT INDEX

Exhibit
Number			Description of Document

2.1		—	Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, among The Toronto-Dominion Bank, Berlin Merger Co., Banknorth Group, Inc. and Banknorth Delaware Inc. (included as Appendix A of the proxy statement/ prospectus included in this Registration Statement)

3.1		—	Certificate of Incorporation of Banknorth Delaware Inc. (incorporated by reference to Exhibit A to Exhibit 2.1 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

3	.2*	—	Certificate of Amendment of Certificate of Incorporation of Banknorth Delaware Inc.

3.3		—	By-laws of Banknorth Delaware Inc. (incorporated by reference to Exhibit B to Exhibit 2.1 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

3.4		—	Form of Amended Certificate of Incorporation of Banknorth Delaware Inc. following completion of the mergers (included as Appendix B of the proxy statement/ prospectus included in this Registration Statement)

3.5		—	Form of Amended By-laws of Banknorth Delaware Inc. following completion of the mergers (included as Appendix C of the proxy statement/ prospectus included in this Registration Statement)

3	.6*	—	By-laws of The Toronto-Dominion Bank

4	.1*	—	Form of certificate of common stock of TD Banknorth Inc.

4	.2*	—	Form of common share certificate of The Toronto-Dominion Bank

4.3		—	Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among The Toronto-Dominion Bank, Banknorth Group, Inc. and Banknorth Delaware Inc. (included as Appendix D of the proxy statement/ prospectus included in this Registration Statement)

4.4		—	Amended and Restated Rights Agreement, dated as of July 25, 2000, between Banknorth Group, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to the Form 8-A/ A filed by Banknorth Group, Inc. with the SEC on July 28, 2000)

4.5		—	Amendment No. 1, dated as of August 25, 2004, to the Amended and Restated Rights Agreement, dated as of July 25, 2000, between Banknorth Group, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

5	.1*	—	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the validity of the shares of common stock of Banknorth Delaware Inc. being registered

5.2		—	Opinion of Osler, Hoskin & Harcourt LLP as to the validity of the common shares of The Toronto-Dominion Bank being registered

8	.1*	—	Opinion of Simpson Thacher & Bartlett LLP as to certain United States federal income tax matters

8	.2*	—	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to certain United States federal income tax matters

8.3		—	Opinion of Osler, Hoskin & Harcourt LLP as to certain Canadian income tax matters

10.1		—	Employment Agreement by and among Banknorth Group, Inc., The Toronto-Dominion Bank and William J. Ryan, dated as of August 25, 2004 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

Exhibit
Number			Description of Document

10.2		—	Employment Agreement between Banknorth Group, Inc. and Peter J. Verrill, dated as of August 25, 2004 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

10.3		—	Form of Retention Agreement, dated August 25, 2004, entered into between Banknorth Group, Inc. and the following executive officers: David J. Ott, Andrew W. Greene, Wendy Suehrstedt, Stephen J. Boyle, John W. Fridlington and Carol L. Mitchell (incorporated by reference to Exhibit 11.4 to the Current Report on Form 8-K filed by Banknorth Group, Inc. with the SEC on August 31, 2004)

23.1		—	Consent of Elias, Matz, Tiernan & Herrick L.L.P., counsel to Banknorth Delaware Inc. (included as part of its opinion filed as Exhibit 5.1 and Exhibit 8.2 hereto)

23.2		—	Consent of Simpson Thacher & Bartlett LLP, U.S. counsel to The Toronto-Dominion Bank (included as part of its opinion filed as Exhibit 8.1 hereto)

23.3		—	Consent of Osler, Hoskin & Harcourt LLP, Canadian counsel to The Toronto-Dominion Bank (included as part of its opinion filed as Exhibit 5.2 and Exhibit 8.3 hereto)

23	.5*	—	Consent of KPMG LLP

23	.6*	—	Joint consent of PricewaterhouseCoopers LLP and Ernst & Young LLP

24	.1*	—	Powers of Attorney of the directors and certain officers of Banknorth Delaware Inc.

24	.2*	—	Powers of Attorney of certain directors and officers of The Toronto-Dominion Bank

99	.1*	—	Form of proxy for the Banknorth Group, Inc. special meeting

99	.2*	—	Additional solicitation materials to be provided to participants in Banknorth Group, Inc.’s 401(k) plan and the Employee Stock Ownership Plan of Cape Cod Bank and Trust Company

99	.3*	—	Consent of Lehman Brothers Inc.

99	.4*	—	Consent of Keefe, Bruyette & Woods, Inc.

*	Previously filed